News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

PROCTER & GAMBLE ANNOUNCES AGREEMENT TO DIVEST PRINGLES TO THE KELLOGG COMPANY FOR $2.7 BILLION

CINCINNATI, Feb. 15, 2012 - The Procter & Gamble Company (NYSE:PG) today announced an agreement to divest its Snacks business to The Kellogg Company in a $2.7 billion all-cash transaction.  The companies expect to complete the deal in summer of 2012.  Final timing will be dependent upon receiving all necessary regulatory approvals.

The prior agreement to sell the Pringles business to Diamond Foods has been mutually terminated by P&G and Diamond as provided under the terms of their agreements.

The sale of the Pringles business to The Kellogg Company creates significant value for P&G shareholders.  P&G expects an after-tax gain on the transaction in the range of $1.4 billion to $1.5 billion, or approximately $0.47 to $0.50 per share, approximately the same as was estimated at the time of the initiation of the original transaction with Diamond Foods in April, 2011.  The Pringles business is an excellent strategic fit for Kellogg, and it will significantly advance their goal of building a global snacks business on par with its global cereal business.

P&G’s Chairman, President and Chief Executive Officer, Bob McDonald, said: “This is an excellent development for P&G, Pringles and Kellogg, creating value for our shareholders and representing an outstanding opportunity for Pringles employees with a leading company in the Food sector.  Kellogg shares similar values and principles to us and we are confident that the Pringles business will thrive under Kellogg’s leadership.”

In conjunction with the announcement of the transaction with Kellogg, P&G updated its financial guidance for fiscal year 2012.  The Company said the diluted earnings per share for the fiscal year will be dependent on the timing of the completion of the transaction with The Kellogg Company.  Excluding the gain from the transaction, diluted net earnings per share is expected to be in the range of $3.30 to $3.43. If the Pringles sale is completed within the current fiscal year, diluted net earnings per share is expected to be in the range of $3.77 to $3.93, including the one time gain of $0.47 to $0.50 per share. P&G’s prior fiscal year guidance for diluted net earnings per share of $3.85 to $4.08 per share included an estimated $0.55 to $0.65 per share one-time gain from the Snacks transaction with Diamond Foods.

P&G said that, beginning with the January-to-March 2012 quarter, results of the Snacks business will be classified and reported as discontinued operations.  As such, current and historical results will be excluded from Core EPS and organic sales trends.  The Company added that it plans to update Core EPS guidance for its third quarter and fiscal year as part of its presentation to investors at the Consumer Analyst Group of New York (CAGNY) Conference on Thursday, February 23.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasingly volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the availability of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due  to terrorist and other hostile activities or natural disasters (including the civil unrest in the Middle East and the Japan earthquake and tsunami) and/or disruptions to credit markets resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems) and the security over such systems and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, and Ambi Pur®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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